UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 9, 2007/August 15, 2007

(Date of Report/Date of earliest event reported)

DOMTAR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33164	20-5901152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 de Maisonneuve Blvd. West

Montreal, Quebec

Canada H3A 1L6

(Address and zip code of principal executive offices)

(514) 848-8555

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).	Adoption of Certain Compensation Plans and Arrangements.

Effective August 9, 2007, Domtar Corporation (“Domtar” or “the Corporation”) entered into employment agreements with Mr. Raymond Royer, the Corporation’s principal executive officer, and Mr. Marvin Cooper, the Corporation’s principal operating officer. The agreements are effective until the 2009 annual meeting of the Corporation’s shareholders. The agreements provide for an annual base salary of CDN $1,100,000 and an annual bonus opportunity of 75 –150% of base salary in the case of Mr. Royer and an annual base salary of U.S. $660,000 and an annual bonus opportunity of 65 – 130% of base salary in the case of Mr. Cooper. Annual bonuses (if any) are determined and paid pursuant to the Domtar Corporation Annual Incentive Plan. Under his agreement, Mr. Royer may use the company plane for business travel when necessary, subject to quarterly review by the Human Resources Committee of the Board of Directors of the Corporation (the “Board”) and is entitled to use the company plane for personal reasons for up to 24 hours per year during the employment term; provided that he must reimburse the Corporation for any passengers traveling with him for reasons other than business in an amount equal to a first class commercial fare. Mr. Royer is not entitled to any tax reimbursement payments with respect to his personal use of the company plane. The Corporation will also provide a condominium in the Fort Mill, South Carolina area for Mr. Royer’s use when his presence is required for business reasons at the Domtar’s Operations Center located in Fort Mill, South Carolina.

Both agreements provide that, notwithstanding anything to the contrary contained in the equity award agreements previously entered into with each executive, (i) none of the time-vested restricted stock units previously granted to each executive will vest until (or be settled prior to) the date of 2009 annual meeting of the Corporation’s shareholders (when the awards will vest in full without proration), (ii) in connection with a termination of employment due to retirement with prior approval of the Board or by the Corporation for reasons other than death, disability or cause (as such terms are defined in the applicable award agreement), in each case prior to the date of 2009 annual meeting of the Corporation’s shareholders, the performance-vested restricted stock units previously granted to each executive shall be deemed vested on the vesting date provided in the applicable award agreement to the same extent as if the executive’s service had continued until such date, subject to the achievement of the applicable performance goals and (iii) restricted stock units shall be settled in cash or in shares of the Corporation’s common stock, as elected by the executive. In addition, Mr. Royer’s agreement provides that none of the non-statutory stock options previously granted to Mr. Royer will vest until the date of 2009 annual meeting of the Corporation’s shareholders.

Mr. Royer’s agreement also provides that payment of his annual retirement benefit under the Supplementary Pension Plan for Designated Management Employees of Domtar Inc. (the “SERP”) of CDN $720,000 per annum, which ceased accruing as of March 7, 2007, will commence on the later to occur of termination of Mr. Royer’s employment and the 2009 annual meeting of the Corporation’s shareholders, and will otherwise be made in accordance with the terms of the SERP. Upon a termination of employment by the Corporation without cause (as defined in the agreements) or retirement with the prior approval of the Board, each executive is entitled to continued payment of his base salary for the remainder of the employment term and annual incentive bonus(es) for the year(s) remaining in the employment term, calculated on the basis of actual performance criteria and payable at the same time as annual bonuses are paid to other Domtar employees. Severance benefits are subject to the execution and non-revocation of a general release of claims in favor of the Corporation. Any post-termination benefits payable under the agreements will be delayed for a period of six months if necessary to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit 10.1:	Employment Agreement with Mr. Raymond Royer

Exhibit 10.2:	Employment Agreement with Mr. Marvin Cooper

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMTAR CORPORATION
(Registrant)

By:	/s/ Razvan L. Theodoru
Name:	Razvan L. Theodoru
Title:	Vice-President and Secretary

Date: August 15, 2007

Exhibit Index

Exhibit No.	Exhibit
10.1	Employment Agreement with Mr. Raymond Royer

10.2	Employment Agreement with Mr. Marvin Cooper

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